Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2013, relating to the consolidated financial statements and financial statement schedules of PNM Resources, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of PNM Resources, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
May 15, 2014